Exhibit 5.1

April 28, 2016

Community First, Inc.

501 S. James Campbell Blvd.

Columbia, Tennessee 38401

Re: Community First, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Community First, Inc., a Tennessee corporation (the “Company”), in connection with the proposed distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of the Company’s common stock, no par value per share (the “Common Stock”), at a subscription price of $4.75 per share (the “Rights Offering”). Pursuant to the Rights Offering, up to 250,000 shares of Common Stock (the “Shares”) may be issued and sold by the Company upon exercise of the Rights. The Company has filed a Registration Statement on Form S-1 on the date hereof, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a preliminary prospectus, and will include a final prospectus to be furnished to the shareholders of the Company in connection with the Rights Offering. This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company, when issued and sold in the manner and on the terms set forth in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is limited to the Tennessee Business Corporation Act, including all applicable Tennessee statutory provisions and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201